UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 2, 2018

ACTINIUM PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52446	74-2963609
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 Madison Avenue, 7th Floor New York, NY	10016
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 677-3870

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 2, 2018, Actinium Pharmaceuticals, Inc. (the “Company”) named Dale L. Ludwig, Ph.D. a named executive officer. Dr. Ludwig is the Company’s Chief Scientific Officer.

Dr. Ludwig has worked for 20 years in oncology antibody drug discovery and development at Eli Lilly and Company and at ImClone Systems, Inc., until its acquisition by Eli Lilly where he supported the development and successful launch of several biologic oncology drugs including Erbitux®, CyramzaTM, Portrazza®, and LartruvoTM as well as the clinical advancement of 10 additional therapeutic antibodies. Most recently, Dr. Ludwig served Chief Scientific Officer/Vice President of Oncology Discovery Research - Biologics Technology. In this role he was responsible for directing antibody discovery and development for oncology biologics and contributed to key strategic and project advancement efforts. Dr. Ludwig was a member of the Oncology Research Senior Leadership Team and directed the empowered antibody drug discovery programs that included collaborations with Immunogen and Zymeworks.

Prior to the acquisition of Imclone by Eli Lilly and Company, Dr. Ludwig served as Head of Molecular & Cellular Engineering at IMClone Systems Incorporated. In this capacity, Dr. Ludwig served as core team leader for several IND filings and phase 1 advancements for novel antibodies. In addition, he directed and oversaw the full spectrum of drug development including antibody discovery, screening, selection, engineering, optimization, cloning and expression. He was also tasked with establishing meaningful preclinical collaborations with key academic investigators and industry leaders. Post-acquisition he was the research representative to the ImClone-Lilly Transition Team.

Before his work in the biotechnology industry, Dr. Ludwig trained as a postdoctoral associate in the DNA Damage and Repair Group of the Los Alamos National Laboratory and as a postdoctoral fellow in the Department of Molecular Genetics, Biochemistry and Microbiology at the University of Cincinnati College of Medicine. Dr. Ludwig has a B.S. in biology with a concentration in microbiology from James Madison University and received his Ph.D. in Microbiology from East Carolina University.

Compensatory Plan

The Company and Dr. Ludwig, effective January 2, 2018, entered into an Offer Letter (the “Employment Agreement”).  Pursuant to the Employment Agreement, Dr. Ludwig is entitled to the following compensation and benefits:

●	Salary is $325,000 per year, and Dr. Ludwig may be entitled to a cash bonus in an amount to be determined by the Board with a target of 30% of the base salary.

●	The Board granted to Dr. Ludwig an option to purchase 200,000 common shares of the Company at an exercise price equal to the closing price of the Company’s common stock on January 8, 2018.

●	Vesting Schedule. Twenty-eight percent (28%) of the initial options granted shall vest twelve months after the date of grant and two percent (2%) of the remainder shall vest each month thereafter until fully vested.. The term of all options granted under this Agreement will be for 10 years from the date of grant, subject to Dr. Ludwig’ continuing service with the Company.

●	Dr. Ludwig is also eligible to participate in the Company’s benefit plans that are generally provided for executive employees.

●

Non-Competition. During the term and for a period of three (3) years thereafter, he shall not, either directly or indirectly, engage (as principal, partner, employee, consultant, owner, independent contractor, advisor or otherwise, with or without compensation) in any business that directly or indirectly competes with the Company (the “Competing Business”). Notwithstanding the foregoing, this does not prevent Dr. Ludwig from being engaged or employed with a business that has a Competing Business as part of its business, so long as he is not engaged or involved in any way in the Competing Business at such business or enterprise.

Non-Solicitation. The employment agreement also contains a non-solicitation provision that provides that during the term of employment and for a period of 24 months following the cessation of employment with the company Dr. Ludwig shall not directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt any of the foregoing, either for himself or any other person or entity.

The Company and Dr. Ludwig also entered into an indemnification agreement (“Indemnification Agreement”) pursuant to which the Company agreed to indemnify him for certain duties as an officer of the Company.

A copy of the Employment Agreement and Indemnification Agreement each will be included as exhibits to the Company’s Form 10-K for the year ended December 31, 2017.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 8, 2018	ACTINIUM PHARMACEUTICALS, INC.

	By:	/s/ Sandesh Seth
	Name:	Sandesh Seth
	Title:	CEO & Chairman

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